STAAR INVESTMENT TRUST
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 3, 1998

TO THE SHAREHOLDERS:

A special meeting of the shareholders of each of the STAAR
Investment Trust's funds ("STAAR") will be held at the
STAAR Investment Trust Offices on September 3, 1998 at 10:30
a.m., for the following purposes:
	(1)	To elect five trustees;
	(2)	To ratify and approve a 12(B)-1 plan for each
series of the fund;
	(3)	To ratify the selection of Carson and Co. as
auditors of the trust for 1998; and
	(4)	To transact such other business as may properly
come before the meeting or any adjournment thereof.
All is set forth in the Proxy Statement accompanying this notice.
The close of business on June 30, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
					By order of the Board of Trustees:


	________________________________
									Secretary



Dated:  Pittsburgh, Pennsylvania, ___________________, 1998

		Your vote is important.

		Please indicate your voting instructions on the enclosed Proxy Card, date and sign it, and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy promptly.

		A proxy will not be required for admission to the meeting.